Exhibit 3.2

Execution Version

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENLINK MIDSTREAM GP, LLC

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of EnLink Midstream GP, LLC, a Delaware limited liability company (the “Company”), dated as of the 18th day of July, 2018, is adopted, executed and agreed to, for good and valuable consideration, by EnLink Midstream, Inc., a Delaware corporation and the sole member of the Company (“EMI”).

RECITALS:

WHEREAS, EMI caused the Company to be formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) on July 12, 2002 (“Original Filing Date”) and a Certificate of Formation (“Delaware Certificate”) was filed with the Secretary of State of the State of Delaware on such date;

WHEREAS, EMI, as the sole member, adopted, executed and agreed to enter into an Amended and Restated Limited Liability Company Agreement relating to the Company on December 17, 2002;

WHEREAS, EMI, as the sole member, adopted, executed and agreed to enter into a Second Amended and Restated Limited Liability Company Agreement relating to the Company on March 7, 2014;

WHEREAS, EMI, as the sole member, adopted, executed and agreed to enter into a Third Amended and Restated Limited Liability Company Agreement relating to the Company on July 7, 2014, as amended by Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 7, 2016 (as amended, the “Prior Agreement”);

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend the Prior Agreement and, as so amended, restate it in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.01                                                    Definitions.

(a)                                 As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” has the meaning given such term in the Recitals.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Fourth Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC.

“Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Securities and Exchange Commission recognized trading market on which securities issued by the MLP are listed or quoted.

“Board” has the meaning given such term in Section 5.01.

“Board Representation Agreement” has the meaning given such term in Section 5.02.

“Business Day” means any day other than a Saturday, a Sunday, or a day when banks in New York, New York are authorized or required by Applicable Law to be closed.

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member.  Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Board.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Company” has the meaning given such term in the introductory paragraph of this Agreement.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Delaware Certificate” has the meaning given such term in the Recitals.

“Director” or “Directors” has the meaning given such term in Section 5.02.

“EMI” has the meaning given such term in the introductory paragraph of this Agreement.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company, its assets or the Member.

“Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Investor Designated Director” has the meaning given such term in Section 5.02.

“Majority of Voting Power” means the eligibility of one or more Directors to cast a number of votes equal to, or in excess of, a majority of the total number of votes eligible to be cast by all of the Directors then in office.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means all of the Member’s rights and interests in the Company in the Member’s capacity as a Member, all as provided in the Delaware Certificate, this Agreement and the Act, including the Member’s interest in the capital, income, gain, deductions, losses and credits of the Company.

“MLP” means EnLink Midstream Partners, LP, a Delaware limited partnership.

“Notices” has the meaning given such term in Section 10.02.

“Original Filing Date” has the meaning given such term in the Recitals.

“Person” means any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, governmental agency or any political subdivision thereof, or any other entity.

“Prior Agreement” has the meaning given such term in the Recitals.

“Proper Officer” or “Proper Officers” means those officers authorized by the Board to act on behalf of the Company.

“Term” has the meaning given such term in Section 2.06.

(b)                                 Other terms defined herein have the meanings so given them.

Section 1.02                                                    Construction.

Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the terms “include” or “includes” each mean includes, without limitation, and the term “including” means including, without limitation.

ARTICLE II
ORGANIZATION

Section 2.01                                                    Formation.

EMI formed the Company as a Delaware limited liability company by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of the State of Delaware pursuant to the Act.

Section 2.02                                                    Name

The name of the Company is “EnLink Midstream GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

Section 2.03                                                    Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.  The principal place of business of the Company shall be located at 1722 Routh Street, Suite 1300, Dallas, Texas 75201.  The Board may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Board may from time to time determine.

Section 2.04                                                    Purposes.

(a)                                 The Company may carry on any lawful business or activity permitted by the Act.  The Company shall be authorized to engage in any and all lawful activities that, in the judgment of the Board, may be beneficial or desirable.

(b)                                 Subject to the limitations expressly set forth in this Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary or desirable by the Board to further the Company’s purposes and carry on its business, including, the following:

(i)                                     acting as the general partner of the MLP;

(ii)                                  entering into any kind of activity and performing contracts of any kind necessary or desirable for the accomplishment of its business (including the business of the MLP and its subsidiaries);

(iii)                               acquiring any property, real or personal, in fee or under lease or license, or any rights therein or appurtenant thereto, necessary or desirable for the accomplishment of its business;

(iv)                              borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Company;

(v)                                 entering into such instruments and agreements as the Board may deem necessary or desirable for the ownership, management, operation, leasing and sale of the Company’s property; and

(vi)                              negotiating and concluding agreements for the sale, exchange or other disposition of all or substantially all of the properties of the Company, or for the refinancing of any loan or payment obtained by the Company.

The Member hereby specifically consents to and approves the execution and delivery by the Proper Officers on behalf of the Company of all loan agreements, guarantees, notes, security agreements or other documents or instruments, if any, as required by any lender providing funds to the Company, the MLP or its subsidiaries and ancillary documents contemplated thereby.

Section 2.05                                                    Foreign Qualification.

Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Proper Officers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of such officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Proper Officers, the Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.06                                                    Term.

The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware following dissolution of the Company in accordance with Section 9.01.

ARTICLE III
OWNERSHIP INTEREST

Section 3.01                                                    Interest.

On July 12, 2002, EMI formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Delaware Certificate with the Secretary of

State of the State of Delaware and became owner of the entire equity interest of the Company and as such the Membership Interest held by the Member is the only outstanding Membership Interest of the Company.

Section 3.02                                                    Voting.

Unless otherwise granted to the Board of Directors in the Delaware Certificate or this Agreement, the Member shall possess the entire voting interest in all matters relating to the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

Section 3.03                                                    Distribution.

Distributions by the Company of cash or other property shall be made to the Member at such time as the Board of Directors deems appropriate.

Section 3.04                                                    No Liability of Member.

Except as otherwise required by applicable law, the Member shall not have any personal liability whatsoever hereunder in its capacity as the Member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Section 4.01                                                    Initial Capital Contribution.

In connection with the formation of the Company, EMI made an initial Capital Contribution of $1,000.

ARTICLE V
MANAGEMENT

Section 5.01                                                    Management by Board of Directors and Officers.

The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the “Board”), subject to the officers elected pursuant to Article VI hereof.  The Directors and officers shall collectively constitute “managers” of the Company within the meaning of the Act.  Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware; provided, however, that for clarification, the Board may, in its discretion, delegate to the officers any management power, authority or function vested in the Board of Directors, regardless of whether the board of director of a corporation organized under the General Corporation Law of the State of Delaware could delegate such power, authority or function to the officers of such a corporation.  The officers shall be vested with such powers and duties as are set forth in Article VI hereof and as are specified by the Board.  Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company.

In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act or Applicable Law.

Section 5.02                                                    Number; Qualification; Tenure.

The number of directors constituting the Board (the “Directors”) shall be nine, unless otherwise increased or decreased from time to time by the Member or pursuant to a resolution adopted by the Directors; provided, however, that the number of Directors shall not be less than two and shall not be more than 13. Except as provided in the next succeeding sentence, each such director shall be elected or approved by the Member and shall serve as a Director of the Company until his or her death or removal from office or until his or her successor is elected and qualified. One director (the “Investor Designated Director”) shall be elected or approved pursuant to that certain Board Representation Agreement, dated as of January 7, 2016, to which the Company and the Member are parties (the “Board Representation Agreement”) and shall serve until his or her death, resignation or removal from office or until his or her successor is elected and qualified, as provided in the Board Representation Agreement; provided, however, that upon the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the director then serving as the Investor Designated Director may be removed by, and will resign upon the request of, the Member or the determination of the other Directors by the affirmative vote of such Directors having a Majority of Voting Power. The Member may from time to time appoint one or more observers to the Board.

As of the date of this Agreement, the Directors of the Company are Barry E. Davis, Michael J. Garberding, William J. Brilliant, Matthew C. Harris, William A. Woodburn, Scott A. Griffiths, Leldon E. Echols, Kyle D. Vann and Christopher Ortega.

Section 5.03                                                    Regular Meetings.

The Board shall meet at least quarterly.  The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 5.04                                                    Notice.

Written notice of all regular meetings of the Board must be given to all Directors at least 10 Days prior to the regular meeting of the Board and two Business Days prior to any special meeting of the Board.  All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.  A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 5.05                                                    Action by Consent of Board or Committee of Board.

To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as all Directors shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 5.06                                                    Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.07                                                    Quorum; Voting.

(a)                                 The Directors having a Majority of Voting Power, present in person or participating in accordance with Section 5.06, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, the Directors present and having a number of votes equal to, or in excess of, a majority of the total number of votes eligible to be cast by the then-present Directors may adjourn the meeting from time to time without further notice.  The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum; however, only the acts of the Directors having a Majority of Voting Power shall be acts of the Board.

(b)                                 Except as otherwise provided in this Agreement, each Director shall have one vote on each matter brought before the Board for consideration; provided, however, that the Member shall have the right from time to time to modify the number of votes allocated to any Director (other than any Independent Director), which allocation may be disproportionate among the Directors so long as each Director has at least one vote.  If, at any time, any Director has more than one vote, then any vote, consent, abstention, or other action by such Director with respect to any matter brought before the Board for consideration shall apply to each of the votes eligible to be cast by such Director.  Except as otherwise required by Applicable Law, all actions of the Board shall require the affirmative vote of the Directors having a Majority of Voting Power.

Section 5.08                                                    Vacancies; Increases in the Number of Directors.

Unless otherwise provided in this Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by the Member or by the Directors then in office having a Majority of Voting Power, although less than a quorum, or a sole remaining Director; and any Director so chosen shall hold office until the next annual election, or until his successor shall be duly elected and shall qualify, unless sooner displaced; provided, however, that prior to a Designation Right Termination Event (as defined in the Board Representation Agreement) any vacancy by the Investor Designated Director shall be filled only as provided in the Board Representation Agreement.

Section 5.09                                                    Committees.

(a)                                 The Board may establish committees of the Board and may delegate certain of its responsibilities to such committees.

(b)                                 A majority of any committee, present in person or participating in accordance with Section 5.06, shall constitute a quorum, for the transaction of business of such committee. Except as otherwise required by Applicable Law, all decisions of any committee of the Board shall require the affirmative vote of a majority of all members of such committee.

(c)                                  A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide.  Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.04.  The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.  Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

Section 5.10                                                    Removal.

Any Director or the entire Board may be removed, with or without cause, by the Member; provided, however, until the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the Investor Designated Director shall be removed only as provided in the Board Representation Agreement.

ARTICLE VI
OFFICERS

Section 6.01                                                    Elected Officers.

The officers of the Company shall serve at the pleasure of the Board.  Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time.  The elected officers of the Company shall be a Chairman of the Board, a President, a Treasurer, a Secretary, and such other officers (including Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper.  All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI.  The Board or any committee thereof may from time to time elect, such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers), as may be necessary or desirable for the conduct of the business of the Company.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may, be prescribed by the Board or such committee, as the case may be.

Section 6.02                                                    Election and Term of Office.

The officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Member.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient.  Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified, or until such person’s death or until he shall resign or be removed pursuant to Section 6.08.

Section 6.03                                                    Chairman of the Board.

The Chairman of the Board shall preside at all meetings of the Board of Directors.  The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

Section 6.04                                                    President.

The President shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board.  He shall make reports to the Board and the Member and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.  The President or the Secretary, an Assistant Secretary or any other Proper Officer of the Company thereunto duly authorized by the Board may sign any deeds, mortgages, bonds, contracts or other instruments that the Board has authorized to be executed, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise executed.  The President, if he is also a director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

Section 6.05                                                    Treasurer.

(a)                                 The Treasurer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board.  He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof relating to financial reporting are carried into effect.

(b)                                 The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds.  The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board.  The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

Section 6.06                                                    Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board.

Section 6.07                                                    Secretary.

(a)                                 The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members.  The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (ii) be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and (iv) in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b)                                 Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary.  Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary.  During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 6.08                                                    Removal.

Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of Directors having a Majority of Voting Power whenever, in their judgment, the best interests of the Company would be served thereby.  No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 6.09                                                    Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS,
OFFICERS, EMPLOYEES AND AGENTS

Section 7.01                                                    Indemnification

(a)                                 To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.  Any indemnification pursuant to this Section 7.01 shall be made only out of the assets of the Company.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.01.

(c)                                  The indemnification provided by this Section 7.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee; provided, that any right of indemnification (including the right to advancement of expenses) of an Indemnitee provided under this Agreement shall be the primary source of indemnification, and any other indemnification or similar rights of an Indemnitee shall be secondary to rights under this Agreement.

(d)                                 The Company may purchase and maintain insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 7.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.01(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)                                  The provisions of this Section 7.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 7.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.02                                                    Liability of Indemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)                                 To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Indemnitee.

(c)                                  Any amendment, modification or repeal of this Section 7.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company, and the Company’s directors, officers and employees under this Section 7.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VIII
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 8.01                                                    Maintenance of Books.

(a)                                 The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Member, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b)                                 The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 8.02                                                    Reports.

With respect to each calendar year, the Company shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Member:

(a)                                 Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year, together with a report thereon of the Certified Public Accountants; and

(b)                                 Such federal, state, local and foreign income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by the Member on or before June 15, following the end of each calendar year of its income tax return with respect to such year.

Section 8.03                                                    Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board.  All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE IX
DISSOLUTION AND TERMINATION

Section 9.01                                                    Dissolution.

(a)                                 The Company shall be of perpetual duration; however, the Company may be dissolved upon:

(i)                                     The direction of the Member to dissolve the Company; or

(ii)                                  A decree of dissolution being entered with respect to the Company by a court of competent jurisdiction; or

(iii)                               A merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.

(b)                                 No other event shall cause a dissolution of the Company.

Section 9.02                                                    Effect of Dissolution.

Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company.  In connection with such winding up, the Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 9.03, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

Section 9.03                                                    Application of Proceeds.

Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a)                                 To the payment of debts and liabilities of the Company (including to the Member to the extent otherwise permitted by law) and the expenses of liquidation.

(b)                                 Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Board of Directors, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c)                                  The remainder to the Member.

ARTICLE X
GENERAL PROVISIONS

Section 10.01                                             Offset.

Whenever the Company is to pay any sum to the Member, any amounts the Member owes the Company may be deducted from that sum before payment.

Section 10.02                                             Notices.

All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile.  Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

EnLink Midstream GP, LLC
1722 Routh Street, Suite 1300
Dallas, Texas 75201
Telephone: (214) 953-9500
Fax: (214) 721-9299

To the Member:

EnLink Midstream, Inc.
1722 Routh Street, Suite 1300
Dallas, Texas 75201
Telephone: (214) 953-9500
Fax: (214) 721-9299

Section 10.03                                             Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Member relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Member or any of its Affiliates with respect to the Company, whether oral or written.

Section 10.04                                             Amendment or Restatement.

This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Member.

Section 10.05                                             Binding Effect.

This Agreement is binding on and shall inure to the benefit of the Member and its respective successors and permitted assigns.

Section 10.06                                             Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT BY THE LAW OF ANOTHER JURISDICTION.  In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control.  If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

Section 10.07                                             Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 10.08                                             Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 10.09                                             Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 10.10                                             Jurisdiction.

Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction in the State of Delaware.  Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

MEMBER:

ENLINK MIDSTREAM, INC.

By:	/s/ Michael J. Garberding
Michael J. Garberding
President and Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC]